EXHIBIT 99.1

Goldman Sachs BDC, Inc. Reports Third Quarter 2018 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – November 1, 2018

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today announced its financial results for the third quarter ended September 30, 2018 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

◾	Net investment income for the quarter ended September 30, 2018 was $0.54 per share, equating to an annualized net investment income yield on book value of 11.9%;

◾	The Company announced a fourth quarter dividend of $0.45 per share payable to shareholders of record as of December 31, 2018;[1]

◾	Net asset value per share for the quarter ended September 30, 2018 was $18.13, an increase from $18.08 as of June 30, 2018;

◾

The Company amended its senior secured revolving credit facility to, among other things, reduce the Company’s minimum asset coverage ratio financial covenant to 150%, as further described below. As a result of this amendment, the Company has obtained all of the necessary approvals and is positioned to benefit from the reduced asset coverage requirement following the passage of the Small Business Credit Availability Act;

◾

Gross and net originations during the quarter were $205.6 million and $93.9 million, respectively. As a result, the Company’s investment portfolio increased by 7% quarter-over-quarter. Investments in first lien debt constituted 89% of gross originations during the quarter[2]; and

◾	During the quarter, the Company closed a $40.0 million upsize of its aggregate principal amount of 4.50% unsecured convertible notes due April 2022.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of September 30, 2018	As of June 30, 2018

Investment portfolio, at fair value[2]	$1,318.3	$1,237.3
Total debt outstanding[3]	578.9	508.0
Net assets	728.6	726.5
Net asset value per share	$18.13	$18.08

	Three Months Ended September 30, 2018	Three Months Ended June 30, 2018

Total investment income	$38.0	$37.2
Net investment income after taxes	21.6	20.2
Net increase in net assets resulting from operations	19.0	17.5

Net investment income per share (basic and diluted)	0.54	0.50
Earnings per share (basic and diluted)	0.47	0.43
Regular distribution per share	0.45	0.45

INVESTMENT ACTIVITY2

During the three months ended September 30, 2018, new investment commitments and fundings were $205.6 million and $190.1 million, respectively. The new investment commitments were across seven new portfolio companies and eight existing portfolio companies. New investment commitments were comprised of 99.7% secured debt investments, including 88.7% first lien debt and 11.0% second lien debt, and 0.3% in unsecured debt. The Company had sales and repayments of $111.7 million primarily driven by the full repayment of investments in two portfolio companies.

Summary of Investment Activity for the Three Months Ended September 30, 2018:

	New Investment Commitments		Sales and Repayments

Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$182.3	88.7%	$7.9	7.1%
1st Lien/Last-Out Unitranche	-	-%	57.3	51.3%
2nd Lien/Senior Secured Debt	22.7	11.0%	46.5	41.6%
Unsecured Debt	0.6	0.3%	-	-%
Preferred Stock	-	-%	-	-%
Common Stock	-	-%	-	-%
Investment Funds & Vehicles (SCF)	-	-%	-	-%
Total	$205.6	100.0%	$111.7	100.0%

During the three months ended September 30, 2018, the SCF made new investment commitments and fundings of $63.7 million and $58.8 million, respectively. The new investment commitments were across three new portfolio companies and three existing portfolio companies. The SCF had sales and repayments of $62.7 million, resulting in net funded portfolio change of $(3.9) million during the quarter. As of September 30, 2018, the SCF’s investment portfolio at fair value was $488.0 million. The weighted average yield on the SCF’s total investment portfolio at amortized cost was 7.5% versus 7.6% from the prior quarter.4 The SCF represents the Company’s largest investment at both cost and fair value.

PORTFOLIO SUMMARY2

As of September 30, 2018, the Company’s investment portfolio had an aggregate fair value of $1,318.3 million, comprised of investments in 66 portfolio companies operating across 32 different industries. The investment portfolio on a fair value basis was comprised of 89.6% secured debt investments (56.3% in first lien debt (including 10.0% in first lien/last-out unitranche debt) and 33.3% in second lien debt), 0.5% in unsecured debt, 1.3% in preferred stock, 1.6% in common stock, and 7.0% in the SCF.

Summary of Investment Portfolio as of September 30, 2018:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$609.8	46.3%
1st Lien/Last-Out Unitranche	132.1	10.0%
2nd Lien/Senior Secured Debt	438.4	33.3%
Unsecured Debt	6.4	0.5%
Preferred Stock	17.6	1.3%
Common Stock	21.4	1.6%
Senior Credit Fund (contains 96.9% 1st Lien Debt; 3.1% 2nd Lien Debt)	92.6	7.0%
Total	$1,318.3	100.0%

As of September 30, 2018, the weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 10.8% and 11.7%, respectively, as compared to 10.9% and 11.7% respectively, as of June 30, 2018. The weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 11.3% and 12.1%, respectively, versus 11.5% and 12.1%, respectively, as of June 30, 2018.4

On a fair value basis, as of September 30, 2018, 96.4% of the Company’s debt investments bore interest at a floating rate.5

As of September 30, 2018, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.3x versus 5.2x as of June 30, 2018. The weighted average interest coverage of companies comprising interest-bearing investments in the investment portfolio was 2.2x which was unchanged versus the prior quarter. The median EBITDA of the portfolio companies was $36.5 versus $36.7 million as of June 30, 2018.6

As of September 30, 2018, investments on non-accrual status represented 0.6% and 0.7% of the total investment portfolio at fair value and amortized cost, respectively.

The Company’s investment in the SCF produced a return of 11.2% and 11.4%, at amortized cost and fair value, respectively, over the trailing four quarters ended September 30, 2018.7 The SCF’s investment portfolio had an aggregate fair value of $488.0 million, comprised of investments in 35 portfolio companies operating across 20 different industries. The SCF’s investment portfolio on a fair value basis was comprised of 100.0% secured debt investments (96.9% in first lien debt and 3.1% in second lien debt). All of the investments in the SCF were debt investments bearing a floating interest rate.

As of September 30, 2018, the weighted average net debt/EBITDA and interest coverage of the companies in the SCF investment portfolio were 4.8x and 2.5x, respectively. The median EBITDA of the SCF’s portfolio companies was $50.6 million.8 As of September 30, 2018, the SCF had one investment on non-accrual status.

RESULTS OF OPERATIONS

Total investment income for the three months ended September 30, 2018 and June 30, 2018 was $38.0 million and $37.2 million, respectively. The increase in investment income over the quarter was primarily driven by higher dividend income distributed by the SCF. The $38.0 million of total investment income was comprised of $35.6 million from interest income, original issue discount accretion, payment-in-kind income and dividend income, $0.5 million from other income and $1.9 million from prepayment related income.9

Total expenses for the three months ended September 30, 2018 and June 30, 2018 were $16.0 million and $16.8 million, respectively. The $0.8 million decrease in expenses was primarily driven by a decrease in investment advisory fees and other operating expenses which was partially offset by an increase in interest and other debt expenses. The $16.0 million of total expenses were comprised of $6.4 million of interest and credit facility expenses, $8.2 million of management and incentive fees, and $1.4 million of other operating expenses.

Net investment income after taxes for the three months ended September 30, 2018 was $21.6 million, or $0.54 per share, compared with $20.2 million, or $0.50 per share per share for the three months ended June 30, 2018.

During the three months ended September 30, 2018, the Company had net realized and unrealized losses of $(2.4) million and had provision for taxes on unrealized gains on investments of $(0.1) million.

Net increase in net assets resulting from operations for the three months ended September 30, 2018 was $19.0 million, or $0.47 per share.

LIQUIDITY AND CAPITAL RESOURCES

During the quarter, the Company closed an offering of $40.0 million aggregate principal amount of 4.50% convertible notes due April 2022. The convertible notes have identical terms to, are fungible with, and are part of the Company’s pre-existing $115.0 million convertible notes. In addition, the Company amended its senior secured revolving credit facility agreement (the “Revolving Credit Facility”) to, among other things, (i) reduce the Company’s minimum asset coverage ratio financial covenant to 150% and (ii) establish a new financial covenant requiring the Company to maintain a minimum asset coverage ratio of 200% with respect to the consolidated assets of the Company to the secured debt of the Company excluding any secured debt at financing subsidiaries. There was no fee or change in borrowing cost under the Revolving Credit Facility in connection with the amendment. For further information, please see the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2018.

As of September 30, 2018, the Company had $578.9 million of total principal amount of debt outstanding, comprised of $423.9 million of outstanding borrowings under its revolving credit facility and $155.0 million of convertible notes. The combined weighted average interest rate on debt outstanding was 4.03% for the nine months ended September 30, 2018 as compared to 3.97% for the six months ended June 30, 2018. As of September 30, 2018, the Company had $271.1 million of availability under its revolving credit facility and $4.7 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 0.70x and 0.79x, respectively, for the three months ended September 30, 2018, as compared with 0.72x and 0.70x, respectively, for the three months ended June 30, 2018.10

CONFERENCE CALL

The Company will host an earnings conference call on Friday, November 2, 2018 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 4849738. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00 pm Eastern Time on November 2 through December 2. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 4849738. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1 The $0.45 per share dividend is payable on January 15, 2019 to holders of record as of December 31, 2018.

2 The discussion of the investment portfolio of both the Company and the SCF excludes their respective investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.

3 Total debt outstanding excluding netting of debt issuance costs of $5.6 million and $3.3 million, respectively, as of September 30, 2018 and June 30, 2018.

4 Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively.

5 The fixed versus floating composition has been calculated as a percentage of performing debt investments, including income producing stock investments and excludes investments, if any, placed on non-accrual.

6 For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of September 30, 2018 and June 30, 2018, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 15.5% and 10.5%, respectively, of total debt investments, including our investment in the SCF, at fair value. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

7 Computed based on the net investment income earned from the SCF for the trailing twelve months ended September 30, 2018, which may include dividend income and loan origination and structuring fees, divided by GS BDC’s average member’s equity at cost and fair value, adjusted for equity contributions.

8 For a particular portfolio company of the SCF, we calculate the level of net debt owed by the portfolio company, and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by the SCF, but exclude debt that is legally and contractually subordinated in ranking to the debt owned by the Senior Credit Fund. We believe this calculation method assists in describing the risk of the SCF’s portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the SCF relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve month period. For a particular portfolio company of the SCF, we also calculate the interest coverage ratio. We believe this calculation method assists in describing the risk of the SCF’s portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Median EBITDA is based on the SCF’s debt investments. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company of the SCF as of the respective reported end date. Statistics of the SCF’s portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount.

9 Interest income excludes prepayment premiums, accelerated accretion of upfront loan origination fees and unamortized discounts. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

10 The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	September 30, 2018 (Unaudited)	December 31, 2017
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,082,170 and $1,053,226, respectively)	$1,076,354	$1,050,179
Non-controlled affiliated investments (cost of $143,138 and $109,528, respectively)	126,676	95,468
Controlled affiliated investments (cost of $119,065 and $114,911, respectively)	115,290	112,666
Investments in affiliated money market fund (cost of $4 and $11,539, respectively)	4	11,539
Cash	4,648	11,606
Receivable for investments sold	268	—
Unrealized appreciation on foreign currency forward contracts	2	—
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	10,815	8,302
Dividend receivable from controlled affiliated investments	3,000	2,400
Other income receivable from controlled affiliated investments	—	1,308
Deferred financing costs	5,773	4,847
Deferred offering costs	145	275
Other assets	228	2

Total assets	$1,343,203	$1,298,592

Liabilities
Debt (net of debt issuance costs of $5,644 and $3,724, respectively)	$573,292	$542,526
Interest and other debt expenses payable	4,594	1,688
Management fees payable	3,255	4,647
Incentive fees payable	4,962	3,180
Distribution payable	18,088	18,059
Payable for investments purchased	5,465	—
Directors’ fees payable	107	—
Accrued offering costs	362	289
Accrued expenses and other liabilities	4,438	2,373

Total liabilities	$614,563	$572,762

Commitments and Contingencies

Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,196,049 and 40,130,665 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively)	40	40
Paid-in capital in excess of par	802,046	799,936
Accumulated net realized gain (loss)	(84,304)	(85,451)
Accumulated undistributed net investment income	38,305	32,078
Net unrealized appreciation (depreciation)	(26,026)	(19,352)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$728,640	$725,830

TOTAL LIABILITIES AND NET ASSETS	$1,343,203	$1,298,592

Net asset value per share	$18.13	$18.09

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$30,322	$28,204	$91,340	$85,383
Payment-in-kind	672	—	672	—
Other income	508	1,255	1,481	2,090

Total investment income from non-controlled/non-affiliated investments	31,502	29,459	93,493	87,473
From non-controlled affiliated investments:
Payment-in-kind	2,028	1,885	5,931	5,287
Interest income	889	354	1,936	1,476
Dividend income	86	7	103	20
Other income	11	7	26	19

Total investment income from non-controlled affiliated investments	3,014	2,253	7,996	6,802
From controlled affiliated investments:
Payment-in-kind	467	—	1,273	—
Dividend income	3,000	2,350	8,000	7,250
Other income	—	350	—	1,096

Total investment income from controlled affiliated investments	3,467	2,700	9,273	8,346

Total investment income	$37,983	$34,412	$110,762	$102,621

Expenses:
Interest and other debt expenses	$6,432	$4,884	$18,328	$14,235
Management fees	3,255	4,369	12,537	13,181
Incentive fees	4,962	4,624	13,988	9,595
Professional fees	580	509	2,308	1,443
Administration, custodian and transfer agent fees	230	219	693	608
Directors’ fees	118	177	336	525
Other expenses	412	302	1,091	925

Total expenses	$15,989	$15,084	$49,281	$40,512

NET INVESTMENT INCOME (LOSS) BEFORE TAXES	$21,994	$19,328	$61,481	$62,109

Excise tax	$428	$383	$1,017	$1,116

NET INVESTMENT INCOME (LOSS) AFTER TAXES	$21,566	$18,945	$60,464	$60,993

Net realized and unrealized gains (losses):
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(1)	$138	$1,766	$(38,138)
Non-controlled affiliated investments	—	(2,495)	9	(2,495)
Foreign currency transactions	(182)	—	(182)	—
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	(1,985)	(341)	(2,769)	24,874
Non-controlled affiliated investments	75	1,574	(2,402)	(7,942)
Controlled affiliated investments	(481)	291	(1,530)	(30)
Foreign currency forward contracts	2	—	2	—
Foreign currency translations	171	—	171	—

Net realized and unrealized gains (losses)	$(2,401)	$(833)	$(4,935)	$(23,731)

(Provision) benefit for taxes on realized gain/loss on investments	$—	$—	$(446)	$—
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	(146)	—	(146)	—

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$19,019	$18,112	$54,937	$37,262

Net investment income (loss) per share (basic and diluted)	$0.54	$0.47	$1.51	$1.60
Earnings per share (basic and diluted)	$0.47	$0.45	$1.37	$0.98
Weighted average shares outstanding	40,192,683	40,106,702	40,171,874	38,130,304
Distributions declared per share	$0.45	$0.45	$1.35	$1.35

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.